Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of February 27, 2005, by and between i2 Technologies, Inc., a Delaware corporation (the “Company”), and Michael E. McGrath, an individual (the “Employee or CEO”).

RECITALS

WHEREAS, the Employee desires to be employed by the Company as Chief Executive Officer and the Company desires to employ the Employee as Chief Executive Officer, subject to the terms and conditions of this Agreement; and

WHEREAS, the Company and the Employee have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	EMPLOYMENT TERMS AND DUTIES

1.1 Employment. The Company shall employ the Employee, and the Employee shall perform services for the Company hereunder for a period commencing on February 27, 2005 (“Hire Date”) and ending, subject to earlier termination under Section 1.5 hereunder, on December 31, 2006 (the “Initial Term”). Subject to earlier termination under Section 1.5 hereunder, the Initial Term may be renewed by mutual agreement of the parties for additional consecutive one (1) year periods (the “Renewal Term,” and together with the Initial Term, the (the “Employment Term”)).

1.2 Title and Reporting Relationship. During the Employment Term, the Employee shall serve as President and Chief Executive Officer (“CEO”) of the Company, and shall report to the Company’s Board of Directors. While the Employee remains an employee and CEO of the Company, the Company will recommend to the Board of Directors that the Employee continue as a member of the Company’s Board of Directors. In the event that the Employee’s employment is terminated for Cause (as defined below), the Employee agrees to and shall be deemed to have resigned from the Company’s Board of Directors and any other positions held at the Company or its subsidiaries.

1.3 Duties. The Employee shall perform all reasonable duties assigned by the Company’s Board of Directors. Unless otherwise agreed upon by the Company, during the term of his employment hereunder, the Employee shall devote his full working time and best efforts to the performance of his duties to the Company and shall not be otherwise employed. The Employee shall use his best efforts in the performance of his duties and the furtherance of the interests of the Company. Company and the Employee agree that Employee’s principal location of employment with the Company shall be at the Company’s headquarters in Dallas, Texas. The Company acknowledges that the Employee intends to keep his residence in Maine and will commute to the Company headquarters in Dallas, Texas. The Employee understands and agrees that his employment with the Company will require travel and overnight stays (“Travel Assignments”).

1.4 Compensation and Benefits.

1.4.1 Cash Compensation. In consideration of the services rendered to the Company hereunder by the Employee and the Employee’s covenants hereunder, including but not limited to, his covenants under Sections 2, 3, and 5 below, the Company shall, during the Employment Term, pay the Employee a salary equivalent to $600,000 per annum (the “Base Salary”), paid on a semi-monthly basis. The Base Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. The Employee shall also be entitled, during the Employment Term, to an incentive payment at the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Bonus”). If earned, the Bonus shall be payable upon successful placement of a successor CEO or other criteria designated by the Board. The Base Salary, Bonus and all other forms of compensation paid to the Employee hereunder shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Employee shall be solely responsible for income or other taxes imposed on the Employee by reasons of any cash or non-cash compensation and benefits provided by this Agreement.

1.4.2 Corporate Housing and Accommodation in Dallas. The Company agrees to pay reasonable housing expenses (not to exceed $5,000 per month) for an apartment in Dallas, Texas for the duration of the Employment Term. i2 will also provide a rental car at a cost not to exceed $1,200 per month while Employee continues in the role of CEO. Should any portion of the provision of a rental car be considered taxable to the Employee, the Company shall gross-up the taxable portion of such benefit.

1.4.3 Benefits Package. During the Employment Term, the Employee shall be eligible to receive such employee benefits as may be in effect from time to time as are afforded to other employees of the Company.

1.4.4 Equity. On the Hire Date, and in accordance with the Company’s 1995 Stock Option/Stock Issuance Plan, the Employee will be granted 50,000 shares of the Company’s common stock in form of Share Rights Awards. The Share Rights Awards will become vested in a single installment upon the earlier to occur of (i) six (6) months of service, provided the Employee is still employed by the Company as CEO on such date, (ii) successful placement of a successor CEO or (iii) Employee’s termination of employment without Cause. Further, on the Employee’s Hire Date, and in accordance with the Company’s 1995 Stock Option/Stock Issuance Plan, the Employee will be granted an option to purchase 230,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the Hire Date. The option will become vested and exercisable immediately with respect to 1,000 shares of common stock and with respect to the remaining shares, the option will become vested and exercisable, in three (3) installments, provided the Employee is still employed by the Company as CEO on such dates, with (i) the first installment of 99,000 shares vesting 90 days from Hire Date, (ii) the second installment of 100,000 shares vesting 180 days from Hire Date, and (iii) the third installment of 30,000 shares vesting 270 days from Hire Date. Further, subject to the approval of the Company’s stockholders at the 2005 annual meeting of stockholders, the Employee will be granted an additional option to purchase 190,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the date of grant. If stockholder approval for the grant is obtained, the grant date of this additional option will be the date of such vote. Subject to stockholder approval, the additional option will become vested and exercisable in two (2) equal installments, provided the Employee is still employed by the Company as CEO on such dates. The first installment of 95,000 shares will vest 210 days from the date of grant and the second installment of 95,000 shares will vest 300 days from the date of grant. If a successor CEO is hired, an additional number of option shares under each of the grants described above shall vest and become exercisable equal to the number of shares that would have vested at the next vesting date(s) thereunder, multiplied by a fraction, the numerator of which is the number of days from the previous vesting date or, if such hiring occurs prior to the first vesting date for any such option, the grant date (the “Proration Start Date”) until the Employee’s termination date, and the denominator of which is the total number of days from the applicable Proration Start Date until such next vesting date(s). The remaining terms and conditions of the option grants and the Share Rights Awards shall be as set forth in the form Stock Option Agreement and the Share Rights Award document attached hereto. The Employee may be entitled to participate in the Company’s stock option plan or other equity compensation plan at the discretion of and upon terms and conditions agreed upon by the Compensation Committee of the Board of Directors.

1.4.5 Vacation. The Employee shall be entitled to vacation each fiscal year in accordance with the vacation policies of the Company in effect for employees of the Company.

1.4.6 Expenses. The Company considers the use of the Employee’s time to perform his duties under this Agreement as critical to the success of the Company. As such, the Company believes it reasonable and necessary to provide, at Company’s expense, weekly private jet transportation to and from Employee’s residence. Any travel to and from customer sites or other travel required in conjunction with this employment shall be conducted using first class commercial airline. The Company shall, upon receipt from the Employee of signed and itemized lists of expenditures with supporting receipts to the extent required by applicable income tax regulations and the Company’s reimbursement policies, reimburse the Employee for all out-of-pocket business expenses reasonably incurred by the Employee in connection with his employment hereunder.

1.5 Termination. The Employee’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefore (the “Termination Date”):

1.5.1 Death or Disability. Immediately upon the death of the Employee or the determination by the relevant insurance company or management agency that the Employee is eligible to receive benefits under Company’s disability insurance offered to Company’s employees, due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 1.5.1 being referred to herein as termination for “Death or Disability”). All unvested components of the equity instruments will automatically terminate upon the date of employment termination and all vested equity instruments shall be exercised or they shall automatically be cancelled within three (3) months after the date of employment termination.

1.5.2 Voluntary Termination. During the Employment Term, Employee may terminate employment with a minimum of 30 days notice. Termination pursuant to this Section 1.5.2 is being referred to herein as “Voluntary” termination). Employee agrees to resign his employment, immediately prior to the hire date of a successor Chief Executive Officer. All unvested components of the equity instruments will automatically terminate upon the date of employment termination and all vested equity instruments shall be exercised or they shall automatically be cancelled upon the later to occur of: (a) the date which is three (3) months after the date of employment termination or (b) the date the Employee has a termination of service, for any or no reason, as Chairman of the Board of Directors of the Company (subject to Employee having been previously elected as Chairman). Notwithstanding the foregoing, any equity instrument shall be cancelled and no longer exercisable upon the expiration of the stated term of such equity instrument. All pay and benefits shall cease on the day after employment termination.

1.5.3 Termination For Cause. Immediately following notice of termination for “Cause” (as defined below), specifying such Cause, given by the Company (termination pursuant to this Section 1.5.3 being referred to herein as termination for “Cause”). For purposes of this Agreement, the term “Cause” means (i) the Employee’s conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that injures the Company (or any parent or subsidiary) (whether or not a felony); (ii) the commission of any act of fraud, embezzlement or dishonesty by the Employee; (iii) the Employee’s substance abuse that in any manner interferes with the performance of the Employee’s duties; (iv) the Employee’s failure or refusal to perform the duties at all or in an acceptable manner, or to follow the lawful and proper directives of the Board of Directors of the Company which are within the scope of the Employee’s duties set forth in Section 1.3 above and which is not corrected within a reasonable period after written notice to the Employee identifying such failure or refusal; (v) any breach of the Employee’s obligations under Section 2, Section 3, or Section 5 below; (vi) the breach of the Company’s Code of Business Conduct and Ethics or the Company’s Employee/Manager’s Handbook (vii) misconduct by the Employee that discredits or damages the Company (or any parent or subsidiary); (viii) the Employee’s chronic absence from work for reasons other than medically validated illness; or (ix) failure to meet the performance goals and objectives agreed between the Employee and the Board of Directors of the Company; or (x) any other intentional misconduct by the Employee adversely affecting the business or affairs of the Company (or any parent or subsidiary) in a material manner. All unvested components of the equity instruments will automatically terminate upon the date of employment termination and all vested equity instruments shall be exercised or they shall automatically be cancelled the day after the date of employment termination.

1.5.4 Termination Without Cause. Thirty (30) days following notice of termination Without Cause given by the Company; provided, however, that during any such thirty (30) day notice period, the Company may suspend the Employee from his duties as set forth herein (including, without limitation, the Employee’s position as a representative and agent of the Company) (termination pursuant to this Section 1.5.4 being referred to herein as termination “Without Cause”). All unvested components of the equity instruments will automatically terminate upon the date of employment termination and all vested equity instruments shall be exercised or they shall automatically be cancelled upon the later to occur of: (a) the date which is three (3) months after the date of employment termination or (b) the date the Employee has a termination of service, for any or no reason, as Chairman of the Board of Directors of the Company (subject to Employee having been previously elected as Chairman). Notwithstanding the foregoing, any equity instrument shall be cancelled and no longer exercisable upon the expiration of the stated term of such equity instrument.

1.5.5 Other Remedies. Termination pursuant to Section 1.5.3. above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

1.6 Severance and Termination. Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of the Employee’s employment hereunder for Death or Disability in accordance with Section 1.5.1 above, or the Employee’s Voluntary termination of employment hereunder in accordance with Section 1.5.2 above, or a termination of the Employee’s employment hereunder for Cause in accordance with Section 1.5.3 above, (i) the Employee shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid as of the termination date, and payment related to accrued but unused vacation, and (ii) the Company’s obligations under this Agreement shall immediately cease.

1.6.1 Termination Without Cause. In the case of a termination of the Employee’s employment within the Employment Term and prior to successful placement of a successor CEO, hereunder Without Cause in accordance with Section 1.5.4, the Company shall give Employee 30 days notice or pay the Employee compensation equivalent to one (1) month of salary in lieu of such notice. Should the termination of the Employee’s employment be deemed to be covered by the Worker Adjustment, Retraining and Notification Act or any comparable state or country statute or regulation, the severance benefits above shall be considered to be payments required by that Act, statute or regulation. Accordingly, any payments under this Agreement shall be reduced dollar-for-dollar by payments required pursuant to such Act, statute or regulation, and all other benefits otherwise provided by this Agreement will be offset by benefits required pursuant to such Act, statute or regulation.

1.6.2 The Company’s obligation to pay and the Employee’s right to receive the pay in lieu of notice hereunder shall be contingent on the Employee executing a general release in form and substance satisfactory to the Company and shall cease in the event of the Employee’s breach of his obligations under Section 2, Section 3, or Section 5 below. It is expressly acknowledged that the provisions of this Section 1.6.2 have the effect, in some or all cases of termination of the Employee’s employment, of eliminating or reducing compensation (salary, bonuses, and/or benefits) which would have been paid or available had the Employee’s employment not been terminated.

2.	CONFIDENTIAL INFORMATION - NON-DISCLOSURE

The Employee understands that the Company possesses Proprietary Information. An Employee Proprietary Information Agreement (“EPIA”), as attached hereto, shall be agreed to and executed in conjunction with this Agreement. The Employee agrees that, during and after the Employment Term, the Employee shall not at any time make any statement or representation, written or oral, which the Employee knows or should know will, or which the Employee knows or should know is reasonably likely to, impair, bring into disrepute, or adversely affect in any way the reputation, good will, business, customer or supplier relationships, or public relations of the Company, any affiliate, any successor, and/or any person or entity which the Employee knows or should know is one of the following: (i) a member of the Board of the Company, any affiliate and/or any subsidiary, (ii) any employee of the Company, or any affiliate and/or any subsidiary of the Company, (iii) a person or entity who has or has had a legal or beneficial ownership interest in the Company, any subsidiary and or any affiliate (an “Owner”), and/or (iv) an owner, employee, director, partner, representative of, and/or adviser to, any such Owner.

3.	NON-COMPETITION AND NON-INTERFERENCE

The Employee agrees that during the term of his or her employment and for a period of twelve (12) months from the date his employment with the Company terminates, for whatever reason:

(i) The Employee shall not provide any services (whether as an employee, agent, consultant, advisor, or independent contractor or in any other capacity, directly or indirectly) to any competitor in a position that has substantially the same functions and/or responsibilities as the position occupied by the Employee at the time of the Employee’s cessation of service. Nor shall the Employee provide any services (whether as an employee, agent, consultant, advisor, or independent contractor or in any other capacity, directly or indirectly) to any competitor in a capacity in which the Employee would be in a position to use or disclose the Company’s confidential information (whether for the benefit of the Employee or the competitor, or to the detriment of the Company). For the purposes of this covenant a competitor shall mean any corporation, partnership, or other entity that (i) is doing business in the geographic region in which the Employee was employed by the Company and (ii) is engaged in a business or has one or more product lines competitive with the Company.

(ii) The Employee shall not request, advise or suggest to any customer of the Company, nor shall the Employee directly or indirectly assist any other person or entity to request, advise, or suggest to any customer of the Company, that the customer curtail, cancel or withdraw its business from the Company or that the customer not expand its relationship with the Company.

(iii) The Employee shall not directly or indirectly solicit or accept the business of any customer or prospect of the Company with whom the Employee (i) had contact during the Employee’s last twelve (12) months of employment with the Company, or (ii) had access to the Company’s confidential information with respect to the customer or prospect during the last twelve (12) months of employment with the Company.

(iv) The Employee shall not induce or solicit any employee of the Company to leave the employ of the Company.

If any restriction set forth in this section is held by any court of competent jurisdiction to be unenforceable, then the Employee agrees, and hereby submits, to the reduction and limitation of such restriction to such geographic area, range of activities or period as may be enforceable.

4.	INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Employee acknowledges and agrees that any breach of the terms of Sections 2 or 3 above would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also acknowledges and agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee. The Employee agrees to appear before and to submit exclusively to the jurisdiction of the state and federal courts located within the State of Texas with respect to any controversy, dispute or claim arising out of or relating to this Agreement.

5.	REPRESENTATIONS AND WARRANTIES BY THE EMPLOYEE

The Employee represents and warrants to the Company that (i) the Employee is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (ii) the Employee is not subject to any pending or, to the Employee’s knowledge, threatened claim, action, judgment, order or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company.

6.	EFFECTIVENESS AND SURVIVAL OF CERTAIN RIGHTS AND OBLIGATIONS

Sections 2, 3, and 5 above shall survive any termination of this Agreement or the

Employment Term and continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 2, 3, and 5. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Sections 2 and 3 above.

7.	MISCELLANEOUS

7.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to the Employee, to:

Michael E. McGrath

[                            ]

If to the Company, to:

General Counsel

i2 Technologies, Inc.

11701 Luna Road

Dallas Irving, Texas 75039

Facsimile No: (214) 860-6893

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 7.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 7.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 7.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

7.2 Entire Agreement. Except for any rights or obligations of the Employee or Company set forth in this Agreement, The Employee Proprietary Agreement, the i2 Stock Option Agreement, the Share Rights Award, i2’s Code of Business Conduct and Ethics, this Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect thereto.

7.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Unless otherwise noted in the Agreement, all remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

7.4 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

7.5 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

7.6 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. The Employee shall not be entitled to assign his obligations or benefits under this Agreement.

7.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

7.8 Severability. The Company and the Employee intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and the Employee intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in fill force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed and performed in such State without giving effect to conflicts of laws principles.

7.10 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.11 Disclosure. By execution of this Agreement, the Employee confirms that he has resigned as an officer and employee of Integrated Development Enterprises, Inc. (“IDE”) as of the Hire Date and affirms that there is no other employment, board engagements, partnership, ownership, consulting engagements, association, etc. except those disclosed and agreed to in writing by the Company.

7.12 Arbitration.

7.12.1 The parties hereto agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of this Agreement or the conduct and communications of the parties regarding this Agreement and the subject matter of this Agreement) shall be settled by arbitration at the offices of American Arbitration Association, or its successor organization for binding arbitration in Dallas, Texas, in accordance with the United States Arbitration Act (9 U.S.C. §1 et. seq.) and the rules then in place of the American Arbitration Association. The arbitrators may grant injunctions or other relief in such dispute or controversy. All awards of the arbitrators shall be binding and non-appealable. Judgment upon award of the arbitrators may be entered in any court having jurisdiction. The arbitrator shall apply the law of the State of Texas to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein. Suits to compel or enjoin arbitration or to determine the applicability or legality of arbitration shall be brought in the United States District Courts for Northern District of Texas, or if that court lacks jurisdiction, in a state court located within the geographic boundaries thereof. Notwithstanding the foregoing, no party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided.

7.12.2 The Employee has read and understands this Section 7 which discusses arbitration. The Employee understands that by signing this Agreement, the Employee agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of the Employee’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

7.12.2.1 Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

7.12.2.2 Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Fair Labor Standards Act; and

7.12.2.3 Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above

“COMPANY”

i2 TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ ROBERT C. DONOHOO
Name:	Robert C. Donohoo
Title:	SVP and General Counsel

“EMPLOYEE”

/s/ MICHAEL E. MCGRATH
Michael E. McGrath